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                                                                    EXHIBIT 99.1

Press Release                                     Source: Lincare Holdings Inc.

CLEARWATER, Fla., July 21/PRNewswire-FirstCall/ -- Lincare Holdings Inc. (Nasdaq: LNCR - News), continuing to benefit from strong growth in the market
         -----------
for oxygen and other respiratory therapy services delivered to patients in the home, today announced financial results for the quarter and six-months ended June 30, 2003.

For the quarter ended June 30, 2003, revenues were $283.1 million, a 21% increase over revenues of $234.5 million for the second quarter of 2002. Net income for the quarter ended June 30, 2003, was $56.8 million compared to net income of $46.5 million for the second quarter of 2002. Diluted earnings per share were $0.53 for the quarter ended June 30, 2003, an increase of 26% over the $0.42 diluted earnings per share for the comparable period last year.

Revenues for the six-month period ended June 30, 2003, were $548.3 million, an 18% increase over revenues of $463.0 million for the comparable period in 2002. Net income for the six months ended June 30, 2003, was $109.7 million compared to net income of $91.7 million for the first half of 2002. Diluted earnings per share were $1.02 for the six months ended June 30, 2003, an increase of 23% over the $0.83 diluted earnings per share for the comparable period last year.

During the second quarter of 2003, Lincare completed the acquisition of four companies with annualized revenues of $62.0 million. The acquired businesses were located in Florida, Kentucky, Michigan, New Jersey, New York, Ohio, Pennsylvania, and West Virginia. Lincare added 38 new operating centers in the second quarter, with 24 of those locations derived from acquisitions and 14 locations derived from internal expansion. The total number of Lincare locations expanded to 700 at the end of the second quarter.

John P. Byrnes, Lincare's Chief Executive Officer, said, "We are pleased to report that Lincare achieved strong growth in revenues, earnings and cash flows during the first half of 2003. Lincare

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continued to pursue its strategy of opening denovo locations in contiguous and new geographic markets, adding 28 new operating centers via internal expansion during the first half of 2003. We are pleased with the quality of our acquisition program this year, having acquired eight companies with annual revenues of approximately $78.0 million."

Lincare generated $167.4 million of cash from operating activities during the first half of this year, an increase of 21% over the same period in 2002. Investments of cash included $49.6 million in capital expenditures, $140.3 million in business acquisition expenditures and $130.7 million in repurchases of the Company's common stock. During the second quarter of 2003, Lincare completed the sale of $275.0 million of 3.0% convertible senior debentures due 2033 and concurrently expanded its share repurchase authorization to $225.0 million. As of June 30, 2003, the Company had repurchased 2.9 million shares of its common stock for $91.4 million under the expanded authorization.

Lincare, headquartered in Clearwater, Florida, is one of the nation's largest providers of oxygen and other respiratory therapy services to patients in the home. The Company provides services and equipment to over 455,000 customers in 47 states.

Statements contained in this release that are not based on historical facts are forward-looking statements that are based on projections and estimates regarding the economy in general, the health care industry and other factors which impact the Company. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. In some cases, forward-looking statements that involve risks and uncertainties contain terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or variations of these terms or other comparable terminology.

Key factors that have an impact on the Company's ability to attain these estimates include potential reductions in reimbursement rates by government and third party payors, changes in reimbursement policies, the demand for the Company's products and services, the availability of appropriate acquisition candidates and the Company's ability to successfully complete and integrate acquisitions, efficient operations of the Company's existing and future operating facilities, regulation and/or regulatory action affecting the Company or its business, economic and competitive conditions and access to borrowed and/or equity capital on favorable terms.

In developing its forward-looking statements, the Company has made certain assumptions relating to reimbursement rates and policies, internal growth and acquisitions and the outcome of various legal and regulatory proceedings. If the assumptions used by the Company differ materially from what actually occurs, then actual results could vary significantly from the performance projected in the forward-looking statements. The Company is under no duty to update any of the forward-looking statements after the date of this release.

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                              LINCARE HOLDINGS INC.
                                Financial Summary
                                 (Unaudited)
                (In thousands, except share and per share data)

                                                  For the three months ended
                                                    June 30,       June 30,
                                                        2003           2002

    Net revenues                                    $283,132       $234,455
    Costs and expenses:
      Costs of goods & services                       41,770         35,426
      Operating expenses                              63,639         52,537
      Selling, general and
       administrative expenses                        60,190         48,975
      Bad debt expense                                 4,247          3,516
      Depreciation expense                            18,095         15,475
      Amortization expense                               412            414
        Operating income                              94,779         78,112

    Interest and other expenses                        4,028          3,488

      Income before income taxes                      90,751         74,624

    Income taxes                                      33,941         28,134

      Net income                                     $56,810        $46,490

    Basic earnings per
     common share                                      $0.55          $0.43

    Diluted earnings per
     common share                                      $0.53          $0.42

    Weighted average number of
     common shares outstanding                   104,200,512    107,411,536

    Weighted average number of
     common shares & common share
     equivalents outstanding                     106,856,771    110,257,529


                                                    For the six months ended
                                                    June 30,       June 30,
                                                        2003           2002


    Net revenues                                    $548,305       $462,976
    Costs and expenses:
      Costs of goods & services                       81,706         69,853
      Operating expenses                             123,118        103,943
      Selling, general and
       administrative expenses                       116,275         96,685
      Bad debt expense                                 8,225          6,944
      Depreciation expense                            35,370         30,335
      Amortization expense                               827            833
       Operating income                              182,784        154,383

    Interest and other expenses                        7,494          7,222

      Income before income taxes                     175,290        147,161

    Income taxes                                      65,558         55,480

      Net income                                    $109,732        $91,681

    Basic earnings per
     common share                                      $1.05          $0.85

    Diluted earnings per
     common share                                      $1.02          $0.83

    Weighted average number of
     common shares outstanding                   104,507,353    107,609,223

    Weighted average number of
     common shares & common share
     equivalents outstanding                     107,163,124    110,241,392


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                              LINCARE HOLDINGS INC.
                           Selected Balance Sheet Data
                                   (Unaudited)
                                 (In thousands)

                                                    June 30,   December 31,
                                                        2003           2002


    Cash                                             $48,955         $1,581

    Accounts Receivable, Net                         156,277        142,740

    Current Assets                                   221,516        153,651

    Total Assets                                   1,430,321      1,198,601

    Current Liabilities                              129,168        110,665

    Long Term Obligations, including
    Current Maturities of Bank Debt                  400,701        185,525

    Stockholders' Equity                             840,575        856,290


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Source: Lincare Holdings Inc.